Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2021 Financial Results

Best Fourth Quarter and Full Year Operating Performance in a Decade

Acquisition of Columbus Recycling Assets Completed

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--October 21, 2021--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its fourth quarter and fiscal year ended August 31, 2021.

Fourth Quarter and Fiscal 2021 Highlights

  Diluted earnings per share from continuing operations of $1.43 in the fourth quarter of fiscal 2021, compared to $0.14 in the fourth quarter of fiscal 2020. Diluted earnings per share from continuing operations of $5.66 in fiscal 2021, compared to a loss of $(0.15) per share in fiscal 2020.
  Adjusted diluted earnings per share from continuing operations in the fourth quarter of fiscal 2021 of $1.81, excluding, among other items, charges of $0.34 per share related to legacy environmental matters. Comparatively, adjusted diluted earnings per share were $0.23 in the fourth quarter of fiscal 2020. Adjusted diluted earnings per share from continuing operations of $6.13 in fiscal 2021, compared to $0.43 in fiscal 2020.
  Net income of $44 million in the fourth quarter of fiscal 2021, compared to $5 million in the fourth quarter of fiscal 2020. Net income of $170 million in fiscal 2021, compared to a net loss of $(2) million in fiscal 2020.
  Adjusted EBITDA of $80 million in the fourth quarter of fiscal 2021, compared to $28 million in the fourth quarter of fiscal 2020. Adjusted EBITDA of $289 million in fiscal 2021, compared to $85 million in fiscal 2020.

The Company’s performance during the fourth quarter of fiscal 2021 benefited from strong global market conditions for recycled metals, with average selling prices reaching multi-year highs and sales volumes for its ferrous and nonferrous products increasing year over year. Average selling prices for finished steel products also continued to increase during the quarter to their highest level in more than a decade, benefiting from the continued strength in West Coast demand. The Company began ramping up production at its steel mill ahead of schedule in mid-August following substantial completion of the replacement and repair of property and equipment lost and damaged due to a fire in May 2021. Finished steel sales volumes decreased significantly year over year as a result of the production outage.

For the full fiscal year, the Company’s improved performance was primarily driven by higher average selling prices for ferrous, nonferrous and finished steel products, benefits of operating leverage from significantly higher ferrous and nonferrous volumes year over year and execution of productivity improvements and commercial initiatives supported by the implementation of the One Schnitzer operating platform.

Tamara Lundgren, Chairman and Chief Executive Officer stated, “Our fourth quarter and fiscal 2021 results reflect our best operating performance in a decade. I am proud of what our team accomplished during a year in which we faced challenges from the COVID-19 pandemic, logistics constraints and labor shortages. We stayed focused on our sustainability framework of People, Planet and Profit, delivering strong financial performance, strengthening our core operations through productivity initiatives, progressing strategic investments in advanced metal recovery technologies and increasing our sales volumes. Our efforts led to strong operating cash flow, which enabled us to reduce our debt to the lowest level since 2005, while continuing to return capital to shareholders and invest in our strategic initiatives to deliver growth.”

Ms. Lundgren continued, “We recently completed the acquisition of eight metals recycling facilities from Columbus Recycling, a leading provider of ferrous and nonferrous recycled metal products and services in the southeastern U.S. Combined with our existing facilities, this acquisition increases Schnitzer’s footprint to 22 operating facilities in the Southeast, a region that is expected to see a significant increase in electric arc furnace steelmaking capacity in the coming years. This brings our total number of operating facilities to 102 across North America. We also continued to advance the implementation of our advanced metal recovery technology, including the ramp-up of production at new systems in California and Georgia during the quarter. Extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization and demand trends,” she added.

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q21	3Q21	4Q20	2021	2020
Revenues	$846	$821	$465	$2,759	$1,712
Gross margin (total revenues less cost of goods sold)	$126	$142	$62	$453	$209
Gross margin (%)	14.9%	17.4%	13.4%	16.4%	12.2%
Selling, general and administrative expense	$77	$62	$49	$242	$188
Net income (loss)	$44	$65	$5	$170	$(2)
Net income (loss) per ferrous ton	$38	$54	$4	$39	$(1)
Diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
Reported	$1.43	$2.16	$0.14	$5.66	$(0.15)
Adjusted(1)	$1.81	$2.20	$0.23	$6.13	$0.43
Adjusted EBITDA(1)	$80	$97	$28	$289	$85
Adjusted EBITDA per ferrous ton(1)	$69	$80	$27	$66	$22

Ferrous sales volumes (LT, in thousands)	1,163	1,215	1,063	4,408	3,954
Avg. net ferrous sales prices ($/LT)(2)	$449	$400	$236	$381	$237
Nonferrous sales volumes (pounds, in millions)(3)	164	156	159	593	551
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.01	$0.97	$0.56	$0.88	$0.55
Finished steel average net sales price ($/ST)(2)	$920	$802	$618	$737	$630
Finished steel sales volumes (ST, in thousands)	65	153	139	488	505
Rolling mill utilization (%)	28%	98%	96%	78%	86%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (PGMs) in catalytic converters.

Fourth Quarter Fiscal 2021 Financial Review and Analysis

The Company delivered its best fiscal fourth quarter operating performance since fiscal 2011. Net income per ferrous ton was $38 and adjusted EBITDA per ferrous ton was $69 in the fourth quarter, a strong year over year increase from $4 and $27, respectively. The benefits from increased average selling prices for ferrous and nonferrous recycled metals, as well as higher sales volumes for ferrous and nonferrous products year over year, were the primary drivers of the expansion in operating margins. The Company’s improved performance compared to the prior year quarter also reflected benefits from the execution of commercial initiatives and productivity improvements, notwithstanding the adverse impact of the fire to the steel mill contribution. In the fourth quarter, the Company recognized initial insurance recoveries of $10 million primarily related to the repair and replacement of property and equipment lost and damaged in the fire. Selling, general and administrative (SG&A) expense increased primarily due to legacy environmental-related expenses of $13 million not associated with ongoing operations and higher employee-related expenses mainly associated with incentive compensation related to higher Company performance. Fourth quarter results also included benefits from average inventory accounting of approximately $4 per ferrous ton compared to benefits of $2 in the fourth quarter of the prior year.

Compared to the fourth quarter of the prior year, ferrous and nonferrous sales volumes were up 9% and 3%, respectively, even though ferrous sales volumes were adversely impacted by the delayed arrival of one ship and nonferrous sales volumes were constrained by tight container availability. Global demand for recycled metals remained strong with average ferrous and nonferrous net selling prices up 90% and 80% year over year, respectively. Finished steel sales volumes were down 53% and rolling mill utilization in the quarter was 28% due to the impact of the fire at the mill. Average net selling prices for finished steel products were up 49% year over year amid strong non-residential construction demand.

Operating cash flow in the fourth quarter of fiscal 2021 was $139 million, as cash flows associated with increased profitability were enhanced by strong working capital management, including benefits from selling down inventory at the mill during the temporary production outage.

Capital expenditures were $42 million in the quarter, including investments in maintaining the business, environmental projects and advanced metal recovery technologies. Total debt at the end of the quarter was $75 million and debt, net of cash, was $47 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company has a revolving credit facility of $700 million and CAD$15 million that matures in 2023.

The Company’s effective tax rate for the fourth quarter of fiscal 2021 was an expense of 13%, lower sequentially due to certain discrete tax items recognized in the period.

During the fourth quarter, the Company returned capital to shareholders through its 110th consecutive quarterly dividend.

Completion of Acquisition of Columbus Recycling Assets

On October 1, 2021, the Company successfully closed its previously announced acquisition of eight metals recycling facilities across several states in the Southeast, including Mississippi, Tennessee and Kentucky, from Columbus Recycling, a leading provider of ferrous and nonferrous metal recycling products and services. In the twelve months through the end of August 2021, Columbus delivered annual sales volumes of approximately 300,000 ferrous tons and 40 million nonferrous pounds. Combined with Schnitzer’s existing facilities in Georgia, Alabama and Tennessee, the acquired operations offer additional recycling products, services and logistics solutions to customers and suppliers across the Southeast.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable November 22, 2021 to shareholders of record on November 8, 2021. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Fourth Quarter and Fiscal 2021 Results

A conference call and slide presentation to discuss results will be held today, October 21, 2021, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Quarter			Year
	4Q21	3Q21	4Q20	2021	2020
Revenues	$845,615	$820,718	$464,594	$2,758,551	$1,712,343
Cost of goods sold	719,941	678,297	402,228	2,305,357	1,503,725
Selling, general and administrative expense	76,528	61,887	49,132	242,463	187,876
(Income) from joint ventures	(1,875)	(950)	(136)	(4,006)	(834)
Asset impairment charges	—	—	1,408	—	5,729
Restructuring charges and other exit-related activities	26	104	1,183	1,008	8,993
Operating income (loss)	50,995	81,380	10,779	213,729	6,854
Interest expense	(898)	(1,383)	(3,270)	(5,285)	(8,669)
Other income (loss), net	66	(114)	(142)	(455)	(124)
Income (loss) from continuing operations before income taxes	50,163	79,883	7,367	207,989	(1,939)
Income tax expense	(6,346)	(14,401)	(2,734)	(37,935)	(166)
Income (loss) from continuing operations	43,817	65,482	4,633	170,054	(2,105)
Loss from discontinued operations, net of tax	(21)	(46)	(55)	(79)	(95)
Net income (loss)	43,796	65,436	4,578	169,975	(2,200)
Net income attributable to noncontrolling interests	(1,011)	(1,801)	(616)	(4,863)	(1,945)
Net income (loss) attributable to SSI shareholders	$42,785	$63,635	$3,962	$165,112	$(4,145)

Net income (loss) per share attributable to SSI shareholders:
Basic:
Income (loss) per share from continuing operations	$1.52	$2.27	$0.14	$5.90	$(0.15)
Net income (loss) per share	$1.52	$2.27	$0.14	$5.90	$(0.15)
Diluted:
Income (loss) per share from continuing operations	$1.43	$2.16	$0.14	$5.66	$(0.15)
Net income (loss) per share	$1.43	$2.15	$0.14	$5.66	$(0.15)
Weighted average number of common shares:
Basic	28,087	28,047	27,729	27,982	27,672
Diluted	29,882	29,543	28,295	29,193	27,672
Dividends declared per common share	$0.1875	0.1875	$0.1875	$0.7500	0.7500

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

					YTD
	1Q21	2Q21	3Q21	4Q21	2021
Total ferrous volumes (LT, in thousands)(1)	1,053	977	1,215	1,163	4,408
Total nonferrous volumes (pounds, in thousands)(1)(2)	138,236	135,899	155,657	163,586	593,378
Ferrous selling prices ($/LT)(3)
Domestic	$242	$349	$395	$453	$364
Foreign	$276	$399	$401	$446	$385
Average	$269	$387	$400	$449	$381
Ferrous sales volume (LT, in thousands)
Domestic	388	391	412	309	1,500
Foreign	665	586	803	854	2,908
Total	1,053	977	1,215	1,163	4,408
Nonferrous average price ($/pound)(2)(3)	$0.64	$0.83	$0.97	$1.01	$0.88
Nonferrous sales volume (pounds, in thousands)(2)	138,236	135,899	155,657	163,586	593,378
Cars purchased (in thousands)(4)	78	80	91	89	338
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$621	$690	$802	$920	$737
Sales volume (ST, in thousands)
Rebar	94	103	106	50	353
Coiled products	39	32	47	14	132
Merchant bar and other	1	1	—	1	3
Finished steel products sold	134	136	153	65	488
Rolling mill utilization(5)	97%	88%	98%	28%	78%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

					Fiscal Year
	1Q20	2Q20	3Q20	4Q20	2020(1)
Total ferrous volumes (LT, in thousands)(2)	976	988	927	1,063	3,954
Total nonferrous volumes (pounds, in thousands)(2)(3)	144,176	124,342	122,913	159,135	550,566
Ferrous selling prices ($/LT)(4)
Domestic	$196	$244	$222	$214	$220
Foreign	$229	$258	$236	$242	$241
Average	$222	$255	$233	$236	$237
Ferrous sales volume (LT, in thousands)
Domestic	363	379	312	375	1,429
Foreign	613	609	616	688	2,525
Total(5)	976	988	927	1,063	3,954
Nonferrous average price ($/pound)(3)(4)	$0.54	$0.55	$0.54	$0.56	$0.55
Nonferrous sales volume (pounds, in thousands)(3)	144,176	124,342	122,913	159,135	550,566
Cars purchased (in thousands)(6)	83	85	74	74	316
Auto stores at period end	51	51	49	50	50
Finished steel average sales price ($/ST)(4)	$643	$627	$633	$618	$630
Sales volume (ST, in thousands)
Rebar	83	86	85	105	358
Coiled products	29	42	39	34	144
Merchant bar and other	1	1	1	—	3
Finished steel products sold(5)	114	129	124	139	505
Rolling mill utilization(7)	85%	72%	91%	96%	86%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	The sum of quarterly amounts may not agree to full year equivalent due to rounding.
(2)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(5)	May not foot due to rounding.
(6)	Cars purchased by auto parts stores only.
(7)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	August 31, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$27,818	$17,887
Accounts receivable, net	214,098	139,147
Inventories	256,427	157,269
Other current assets	44,771	48,328
Total current assets	543,114	362,631
Property, plant and equipment, net	562,674	487,004
Operating lease right-of-use assets	131,221	140,584
Goodwill and other assets	257,354	239,708
Total assets	$1,494,363	$1,229,927

Liabilities and Equity
Current liabilities:
Short-term borrowings	$3,654	$2,184
Operating lease liabilities	21,417	19,760
Other current liabilities	327,779	201,720
Total current liabilities	352,850	223,664
Long-term debt, net of current maturities	71,299	102,235
Environmental liabilities, net of current portion	52,385	47,162
Operating lease liabilities, net of current maturities	113,165	125,001
Other long-term liabilities	64,885	51,429
Total liabilities	654,584	549,491

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	835,764	676,707
Noncontrolling interests	4,015	3,729
Total equity	839,779	680,436
Total liabilities and equity	$1,494,363	$1,229,927

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations, including pre-acquisition expenses, restructuring charges and other exit-related activities, charges related to non-ordinary course legal settlements, asset impairment charges, and the income tax (benefit) expense allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Quarter			Year
	4Q21	3Q21	4Q20	2021	2020
As reported	$1.43	$2.16	$0.14	$5.66	$(0.15)
Charges (recoveries) for legacy environmental matters, net, per share(1)	0.43	0.01	0.01	0.47	0.15
Business development costs, per share	0.05	0.03	—	0.07	0.06
Restructuring charges and other exit-related activities, per share	—	—	0.04	0.03	0.32
Charges related to legal settlements, per share(2)	—	0.01	—	0.01	—
Asset impairment charges, per share	—	—	0.05	—	0.21
Income tax (benefit) expense allocated to adjustments, per share(3)	(0.10)	(0.01)	(0.01)	(0.13)	(0.16)
Adjusted(4)	$1.81	$2.20	$0.23	$6.13	$0.43
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Quarter			Year
	4Q21	3Q21	4Q20	2021	2020
Net income (loss)	$44	$65	$5	$170	$(2)
Plus interest expense	1	1	3	5	9
Plus tax expense (benefit)	6	14	3	38	—
Plus depreciation and amortization	15	14	15	59	58
Plus (recoveries) charges for legacy environmental matters, net(1)	13	—	—	14	4
Plus business development costs	1	1	—	2	2
Plus restructuring charges and other exit-related activities	1	—	1	1	9
Plus charges related to legal settlements	—	—	—	—	—
Plus asset impairment charges	—	—	1	—	6
Adjusted EBITDA(4)	$80	$97	$28	$289	$85

Ferrous sales volume (LT, in thousands)	1,163	1,215	1,063	4,408	3,954
Adjusted EBITDA per ferrous ton sold ($/LT)	$69	$80	$27	$66	$22
LT = Long Ton, which is equivalent to 2,240 pounds

(1)

Legal and environmental (recoveries) charges for legacy environmental matters, net of recoveries. Legacy environmental matters include (recoveries) charges related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)	Charges related to legal settlements in the three months ended May 31,2021 relate to a claim with a utility provider for past charges.
(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(4)	May not foot due to rounding.
Reconciliation of debt, net of cash
($ in thousands)
	August 31, 2021	May 31, 2021	August 31, 2020
Short-term borrowings	$3,654	$2,834	$2,184
Long-term debt, net of current maturities	71,299	150,939	102,235
Total debt	74,953	153,773	104,419
Less: cash and cash equivalents	27,818	17,927	17,887
Total debt, net of cash	$47,135	$135,846	$86,532

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of equipment upgrades, equipment failures and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; completion of acquisitions and integration of acquired businesses; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: the impact of pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic; the impact of equipment upgrades, equipment failures and facility damage on production; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third party shipping companies, including with respect to freight rates and the availability of transportation; inability to obtain or renew business licenses and permits; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com